Exhibit 99.1

FOR IMMEDIATE RELEASE

                       PATIENT INFOSYSTEMS INC. ANNOUNCES
           FISCAL 2003 YEAR END AND FOURTH QUARTER FINANCIAL RESULTS

     Rochester, New York, March 31, 2003 - Patient Infosystems, Inc. (the "Company") (OTCBB: PATY) a leading healthcare solutions company today announced its fourth quarter and 2003 fiscal year end financial results. The American Caresource acquisition closed on December 31, 2003, so these revenues do not reflect the Company's previously announced acquisition of substantially all the assets of American Caresource. American Caresource subsidiary revenues will be reflected in the first Quarter 2004 financial results.

     Revenues for the fiscal year ending December 31, 2003 increased 141% to $5,687,293 from $2,355,677 for the fiscal year ended December 31, 2002. Revenues for the fourth quarter ending December 31, 2003 were $1,729,885 a 138% increase from the fiscal fourth quarter 2002 revenues of $727,533. On a sequential quarterly basis the fourth quarter ending December 31, 2003 revenues represent a 21% increase in revenue from the third quarter ending September 30, 2003 revenues of $1,429,692.

     Revenues are comprised of revenues from operations fees, development fees and licensing fees. A summary of these revenues by category is as follows for the fiscal years ended December 31:

Revenues                2003                2002
--------                ----                ----
Operations Fees          $2,241,796         $ 2,125,522
Consulting Fees           3,391,867             168,606
Development Fees             51,110              36,239
Licensing Fees                2,520              25,310
                  ------------------ -------------------

Total                    $5,687,293         $ 2,355,677
                  ================== ===================

     Revenues from operations fees increased 5.5% from $2,125,522 for the fiscal year ended December 31, 2002 to $2,241,796 for the fiscal year ended December 31, 2003. Operations revenues are generated as Patient Infosystems provides services to its customers for their disease-specific programs, patient surveys, health risk assessments, patient satisfaction surveys, physician education programs and marketing support programs.

     Revenues from consulting increased 1,912% from $168,606 for the fiscal year ended December 31, 2002 to $3,391,867 for the fiscal year ended December 31, 2003. This increase is due to Patient Infosystems' expanded role in supporting the Institute for Healthcare Improvement, the Bureau of Primary Health Care and the HIV/AIDS Bureau.

     Revenues from development fees increased 41% from $36,239 for the fiscal year ended December 31, 2002 to $51,110 for the fiscal year ended December 31, 2003. Revenues from licensing fees decreased 90% from $25,310 for the fiscal year ended December 31, 2002 to $2,520 for the fiscal year ended December 31, 2003.

     Cost of sales increased 117.4% from $1,914,464 for the fiscal year ended December 31, 2002 to $4,162,759 for the fiscal year ended December 31, 2003. The increase in these costs primarily reflects a $1,187,960 increase in the use of outsourced services and addition of $893,680 in staff costs related to the 141% increase in revenue.

     Sales and marketing expenses increased 19.8% from $746,353 for the fiscal year ended December 31, 2002 to $893,833 for the fiscal year ended December 31, 2003.

     General and administrative expenses include the costs of corporate operations, finance and accounting, human resources and other general operating expenses of Patient Infosystems. General and administrative expenses decreased 12.2% from $1,282,683 for the fiscal year ended December 31, 2002 to $1,125,926 for the fiscal year ended December 31, 2003.

     Patient Infosystems had a net loss attributable to common stockholders of $11,049,518 for the fiscal year ended December 31, 2003, compared to $2,314,361 for the fiscal year ended December 31, 2002. This represents a loss of $3.25 per basic and diluted share for 2003 and $2.36 for 2002, after giving effect to the 1 for 12 reverse stock split which the shareholders approved on December 31, 2003. Without the non-recurring expenses of $7,428,300 in beneficial conversion features and $2,143,120 of debt accretion in 2003, the loss attributable to common shareholders would have been $1,478,098 and the loss per basic and diluted share would have been $0.43 per share, which is comparable to the loss per share of $2.36 for the year ended December 31, 2002.

                          (Financial tables to follow)

                            PATIENT INFOSYSTEMS, INC.
                            Statements of Operations

                                                    Twelve Months Ended

                                                Dec. 31, 2003  Dec. 31, 2002
                                                -------------  -------------
Revenues                                       $   5,687,293  $   2,355,677
Costs and expenses                                 6,314,300      4,049,114
                                                   ---------      ---------
Operating loss                                      (627,007)    (1,693,437)
Other expenses                                    (2,750,954)      (530,924)
Net loss                                          (3,377,961)    (2,224,361)
                                                 -----------    -----------
   Preferred dividends                            (7,671,557)       (90,000)
Net loss attributable to common stockholders
                                               $ (11,049,518)  $ (2,314,361)
                                               =============   ============
Net loss per share basic and diluted           $       (3.25)  $      (2.36)
                                               =============   ============
Weighted average common shares                     3,399,616        979,668
                                               =============   ============


                        Summary Balance Sheet Information

                                        December 31, 2003  December 31, 2002

Cash and investments                         $   397,851   $     5,011
Property and equipment, net                      305,551       285,747
Goodwill                                       6,981,876          -
Other assets                                   1,425,880       926,508
                                             -----------   -----------
Total assets                                 $ 9,111,158   $ 1,217,266
                                             ===========   ===========

Liabilities                                  $ 7,174,782   $ 9,887,505
Stockholders' deficit                          1,936,376    (8,670,239)
                                             -----------   -----------
Total liabilities and stockholders' deficit  $ 9,111,158   $ 1,217,266
                                             ===========   ===========

     On December 31, 2003 Patient Infosystems Inc. acquired substantially all the assets of American Caresource a pioneer in ancillary benefits management. The following are unaudited consolidated Pro forma numbers for Patient Infosystems and American Caresource on a combined basis as if the acquisition had been consummated on January 1, 2002.

                                                          December 31,
                                                      2003          2002
                                                  ------------ -------------
Revenue                                           $ 14,851,682  $ 11,996,817

Operational costs                                  (18,882,522)  (17,936,490)

Other costs                                         (2,490,533)     (166,707)
                                                  ------------ -------------
Net loss                                            (6,521,373)   (6,106,380)

Dividends and beneficial conversions                  (837,090)   (8,265,390)
                                                  ------------ -------------
Net loss attributable to common shareholders        (7,358,463)  (14,371,770)
                                                  ============ =============
Net loss per share (using 3,399,616 weighted
 average shares outstanding at December 31, 2003)  $    (2.16)   $    (4.23)
                                                  ============ =============


     Roger Chaufournier, President and CEO of Patient Infosystems states, "We are very pleased with our operational and financial performance over the 2003 fiscal year. Our management team has strategically positioned Patient Infosystems to be a premier provider of disease management programs that decrease overall healthcare costs while at the same time increasing patient service and life. The industry is beginning to accept disease management as a tool that can reduce costs, and positively effect health outcomes. Our customers, union benefits funds, self insured employers, government, and other organizations are faced with a dilemma, how to provide their members with quality health coverage while being overwhelmed with a rising tide of cost increases. Our products and services, built around nationally qualified programs, can give our clients the ability to assist the chronically sick or wounded in battling their illness, and at the same time trim expenses.

     We are very excited  about our recent  acquisition  of American  Caresource
(ACS). Our wholly owned subsidiary ACS has developed a nationwide network of about 14,000 ancillary service providers. ACS provides clients the use of its network and also implements the billing, credentialing, and processing of ancillary claims, while reducing overall ancillary healthcare costs. The acquisition brings in a strong base of business, a new product line to market to our customers and seven years of operation performance.

     For 2004 our goal is to build our disease management and ancillary divisions, increase our top line and bottom line performance, and significantly strengthen our balance sheet for the coming years of opportunity. Since the beginning of the year we have substantially reduced our debt, raised equity capital in order to support our sales and marketing efforts, and have implemented cost reduction programs at our subsidiary ACS. I look forward to reporting our progress over the coming quarters."


About Patient Infosystems:

Patient Infosystems is a leader in disease and demand management programs that reduce healthcare costs and increase patient quality of life and service. The company, through its wholly owned subsidiary, American Caresource, is also a pioneer in ancillary benefits management. For more information on Patient Infosystems please go to www.ptisys.com.

This release contains information about management's view of the company's future expectations, plans and prospects, our ability to reduce costs for our clients, to benefit their businesses and our ability to recognize our goals for 2004 that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company's financial condition, its ability to sell its products, its ability to compete with competitors and the growth of the healthcare market as well as other factors that are discussed in the company's filed Annual Report on Form 10-KSB, as well as other documents filed with the Securities and Exchange Commission.

--------------------------------------------------------------------------------
Contact:

     PATY Investor Relations
     Lipman Capital Group Inc.
     John Lipman, 212-755-3181
     jlipman@lipmangrp.com